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NOTES | DEPOSITS | CERTIFICATES

Single Observation ELKS® Based on the Common Stock of Cliffs Natural Resources Inc. Due September     , 2014

Citigroup Inc.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

February 6, 2014

The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED FEBRUARY 6, 2014

Citigroup Inc.	February , 2014 Medium-Term Senior Notes, Series G Pricing Supplement No. 2014-CMTNG0060 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302
Single Observation ELKS® Based on the Common Stock of Cliffs Natural Resources Inc. Due September     , 2014
Overview
These Single Observation Equity LinKed Securities (ELKS® ), which we refer to as the “securities,” are unsecured senior debt securities issued by Citigroup Inc.  The securities offer a monthly coupon payment at a per annum rate that is generally higher than the rate we would pay on conventional debt securities of the same maturity. In exchange for this higher coupon, you will be exposed to the risk that, if a downside event (as described below) occurs, you will not receive the stated principal amount of your securities at maturity and, instead, will receive shares of common stock of Cliffs Natural Resources Inc. (or, in our sole discretion, cash based on the value of those shares) that are worth significantly less than the stated principal amount and may be worth nothing. Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any cash or underlying shares due under the securities if we default on our obligations.  All payments on the securities are subject to the credit risk of Citigroup Inc.
KEY TERMS
Underlying shares:	Shares of common stock of Cliffs Natural Resources Inc. (NYSE symbol: “CLF”) (the “underlying share issuer”)
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per security
Pricing date:	February , 2014 (expected to be February 27, 2014)
Issue date:	March , 2014 (three business days after the pricing date)
Valuation date:	August , 2014 (expected to be August 27, 2014), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	September , 2014 (expected to be September 2, 2014)
Coupon:	10.00% to 12.00% per annum (approximately 4.94% to 5.93% for the term of the securities). The actual coupon rate will be determined on the pricing date.
Coupon payment dates:	Expected to be the 2nd day of each month, commencing April , 2014 (expected to be April 2, 2014) and ending on the maturity date
Payment at maturity:
For each $1,000 security you hold at maturity, you will be entitled to receive the final coupon payment plus:
▪  If a downside event occurs:
a number of underlying shares equal to the equity ratio (or, in our sole discretion, cash in an amount equal to the equity ratio multiplied by the final share price)
▪  If a downside event does not occur:
$1,000 in cash
If a downside event occurs, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares (or, in our sole discretion, cash based on the value thereof) that will be worth less than 70% of the stated principal amount and may be worth nothing.  Although you will be subject to the risk of a decline in the price of the underlying shares, you will not participate in any appreciation of the underlying shares over the term of the securities.

Downside event:	A downside event will occur if the final share price is less than the downside threshold price
Downside threshold price:	$ , 70% of the initial share price
Initial share price:	$ , the closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the valuation date
Equity ratio:	, the stated principal amount divided by the initial share price
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	1730T0J42 / US1730T0J426
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1) (2)	Underwriting fee(3)	Proceeds to issuer
Per security:	$1,000.00	$10.00	$990.00
Total:	$	$	$
(1) Citigroup Inc. currently expects that the estimated value of the securities on the pricing date will be between $945.30 and $952.70 per security, which will be less than the issue price.  The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance.  See “Valuation of the Securities” in this pricing supplement.
(2) The issue price for investors purchasing the securities in fee-based advisory accounts will be $990.00 per security, assuming no custodial fee is charged by a selected dealer, and up to $992.50, assuming the maximum custodial fee is charged by a selected dealer.  See “Supplemental Plan of Distribution” in this pricing supplement.
(3) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus. Unlike the coupon rate, the underwriting fee is not expressed on an annualized basis.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. ES-01-03 dated November 13, 2013               Prospectus Supplement and Prospectus each dated November 13, 2013

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Single Observation ELKS® Based on the Common Stock of Cliffs Natural Resources Inc. Due September , 2014

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, certain events may occur that could affect your payment at maturity or, in the case of a delisting of the underlying shares, could give us the right to call the securities prior to maturity at an amount that may be less than the stated principal amount.  These events, including market disruption events and other events affecting the underlying shares, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of the Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting of Underlying Shares (Other than Shares of an ETF),” and not in this pricing supplement.  It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this preliminary pricing supplement before deciding whether to invest in the securities.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of the Maturity Date. Notwithstanding the provision in the accompanying product supplement stating that the maturity date will be postponed to the next succeeding business day if the originally scheduled maturity date is not a business day, the maturity date will not be postponed if doing so would cause the term of the securities to be greater than one year.

Hypothetical Examples

The table below illustrates what you will receive at maturity of the securities for a range of hypothetical closing prices of the underlying shares on the valuation date.

The table below is based on the following hypothetical values and assumptions in order to illustrate how the securities work (and does not reflect the actual initial share price, equity ratio, downside threshold price, coupon rate, dividend yield on the underlying shares or term of the securities):

Initial share price:	$19.00 (the hypothetical closing price of the underlying shares on the pricing date)
Equity ratio:	52.63158 (the $1,000 stated principal amount per security divided by the hypothetical initial share price)
Downside threshold price:	$13.30 (70% of the hypothetical initial share price)
Coupon:	10.00% per annum (approximately 5.00% for the hypothetical term of the securities)
Annualized dividend yield:	3.19%
Term:	6 months

The following hypothetical examples assume that the closing price of the underlying shares on the valuation date is the same as the closing price of the underlying shares on the maturity date.

Hypothetical closing price of the underlying shares on the valuation date	Value of the underlying shares or cash amount at maturity1 per security	Total coupon payments per security	Total value received per security	Total return of the underlying shares2	Total return of the securities
$0.00	$0.00	$50.00	$50.00	-98.41%	-95.00%
$9.50	$500.00	$50.00	$550.00	-48.41%	-45.00%
$13.29	$699.90	$50.00	$749.90	-31.00%	-25.01%
$13.30	$1,000.00	$50.00	$1,050.00	-28.41%	5.00%
$17.10	$1,000.00	$50.00	$1,050.00	-8.41%	5.00%
$19.00	$1,000.00	$50.00	$1,050.00	1.60%	5.00%
$20.90	$1,000.00	$50.00	$1,050.00	11.60%	5.00%
$23.75	$1,000.00	$50.00	$1,050.00	26.60%	5.00%
$28.50	$1,000.00	$50.00	$1,050.00	51.60%	5.00%
$38.00	$1,000.00	$50.00	$1,050.00	101.60%	5.00%
1 Based on the closing price on the valuation date. You will receive any underlying shares on the maturity date. Excludes final coupon payment.
2 Includes hypothetical dividend yield.  The return on the securities will not reflect dividends.

The above table does not illustrate all possible variations in what you will receive at maturity. The examples above are intended to illustrate how what you will receive at maturity will depend on whether the closing price of the underlying shares on the valuation date is less than the downside threshold price and, if less, by how much.

February 2014	PS-3

Citigroup Inc.
Single Observation ELKS® Based on the Common Stock of Cliffs Natural Resources Inc. Due September , 2014

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the underlying shares.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page ES-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

■
You may lose some or all of your investment.  Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If a downside event occurs, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares (or, in our sole discretion, cash based on the value thereof) that will be worth less than 70% of the stated principal amount and may be worth nothing.

■
The securities will be adversely affected by volatility in the price of the underlying shares.  The more volatile the price of the underlying shares, the more likely it is that a downside event will occur and that you will not receive the full stated principal amount of your securities at maturity.  In general, the higher the coupon on the securities, the greater the expected likelihood as of the pricing date that a downside event will occur and, as a result, that you will receive underlying shares at maturity (or, in our sole discretion, cash based on the value thereof) worth less than the stated principal amount.

■
The securities offer downside exposure, but no upside exposure, to the underlying shares.  You will not participate in any appreciation in the price of the underlying shares over the term of the securities.  Consequently, your return on the securities will be limited to the coupon payments and may be significantly less than the return on the underlying shares over the term of the securities.

■
The occurrence of a downside event depends on the closing price of the underlying shares on a single day. If the closing price of the underlying shares on the valuation date is less than or equal to the downside threshold price, a downside event will occur and you will not receive the full stated principal amount of your securities at maturity, even if the closing price is greater than the downside threshold price on other dates during the term of the securities.

■
You will have no rights and will not receive dividends with respect to the underlying shares unless and until you receive underlying shares at maturity. If any change to the underlying shares is proposed, such as an amendment to the underlying share issuer’s certificate of incorporation, you will not have the right to vote on such change, but you will be subject to such change in the event you receive underlying shares at maturity. Any such change may adversely affect the market price of the underlying shares.

■	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

■
The securities will not be listed on a securities exchange and you may not be able to sell your securities prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

■
The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (1) the selling concessions paid in connection with the offering of the securities, (2) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (3) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

February 2014	PS-4

Citigroup Inc.
Single Observation ELKS® Based on the Common Stock of Cliffs Natural Resources Inc. Due September , 2014

■
The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this preliminary pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, the dividend yield on the underlying shares and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this preliminary pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

■
The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this preliminary pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this preliminary pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

■
The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this preliminary pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

■
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the dividend yield on the underlying shares, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

■
Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this preliminary pricing supplement.

■
Our offering of the securities is not a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares  or in instruments related to the underlying shares, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

■
The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly  in the underlying shares and other financial instruments related to the underlying shares. Our affiliates also trade the underlying shares  and other financial instruments related to the underlying shares on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

■
We and our affiliates may have economic interests that are adverse to those of the holders of the securities as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to the underlying share issuer. In the course of this business, we or our affiliates may acquire non-public information about the underlying share issuer, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of  the underlying share issuer, they may exercise any remedies against the underlying share issuer that are available to them without regard to your interests.

February 2014	PS-5

Citigroup Inc.
Single Observation ELKS® Based on the Common Stock of Cliffs Natural Resources Inc. Due September , 2014

■
Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement.  In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same quarter, exceeds the dividend paid per underlying share in the most recent quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend.  Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share.  If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities may be adversely affected.  See “Description of the Securities—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

■
An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the underlying shares.  For example, we will not make any adjustment for ordinary dividends, extraordinary dividends that do not meet the criteria described above, partial tender offers or additional public offerings of the underlying shares.  Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event.  Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

■
If the underlying shares are delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount.  If we exercise this call right, you will receive the amount described under “Description of the Securities—Delisting of Underlying Shares (Other than Shares of an ETF)” in the accompanying product supplement.  This amount may be less, and possibly significantly less, than the stated principal amount of the securities.

■
The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares.  For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger.  Additionally, if the underlying shares are delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares of another issuer to be the underlying shares.  See “Description of the Securities—Dilution and Reorganization Adjustments” and “—Delisting of Underlying Shares (Other than Shares of an ETF)” in the accompanying product supplement.

■
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events, corporate events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

■
The U.S. federal tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below.  If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be materially and adversely affected.  As described in the accompanying product supplement under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

As described in “United States Federal Tax Considerations” below, in connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the securities, it is possible that other persons having withholding or information reporting responsibility in respect of the securities may treat a security differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

February 2014	PS-6

Citigroup Inc.
Single Observation ELKS® Based on the Common Stock of Cliffs Natural Resources Inc. Due September , 2014

Information about the Underlying Shares

Cliffs Natural Resources Inc. is an international mining and natural resources company and producer of iron ore and high- and low-volatile metallurgical coal. The underlying shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by the underlying share issuer pursuant to the Exchange Act can be located by reference to the SEC file number 001-08944, through the SEC’s website at http://www.sec.gov. In addition, information regarding the underlying share issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares trade on the NYSE under the ticker symbol “CLF.”

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer.  We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither Citigroup Inc. nor CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer.

The securities represent obligations of Citigroup Inc. only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

Historical Information

The graph below shows the closing prices of the underlying shares for each day such price was available from January 2, 2009 to February 4, 2014. The table that follows shows the high and low closing prices of, and dividends paid on, the underlying shares for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification.  You should not take the historical prices of the underlying shares as an indication of future performance.

Common Stock of Cliffs Natural Resources Inc. – Historical Closing Prices January 2, 2009 to February 4, 2014

February 2014	PS-7

Citigroup Inc.
Single Observation ELKS® Based on the Common Stock of Cliffs Natural Resources Inc. Due September , 2014

Common Stock of Cliffs Natural Resources Inc.	High	Low	Dividends
2009
First Quarter	$31.72	$12.01	$0.08750
Second Quarter	$31.02	$18.51	$0.04000
Third Quarter	$34.45	$20.43	$0.04000
Fourth Quarter	$47.41	$30.18	$0.08750
2010
First Quarter	$72.85	$39.95	$0.08750
Second Quarter	$75.43	$47.16	$0.14000
Third Quarter	$67.55	$44.49	$0.14000
Fourth Quarter	$79.98	$62.70	$0.14000
2011
First Quarter	$100.46	$81.33	$0.14000
Second Quarter	$101.04	$81.51	$0.14000
Third Quarter	$101.43	$51.17	$0.28000
Fourth Quarter	$73.45	$48.30	$0.28000
2012
First Quarter	$76.63	$60.19	$0.28000
Second Quarter	$71.16	$45.58	$0.62500
Third Quarter	$50.43	$33.68	$0.62500
Fourth Quarter	$45.79	$28.40	$0.62500
2013
First Quarter	$38.81	$18.46	$0.15000
Second Quarter	$23.53	$15.70	$0.15000
Third Quarter	$24.54	$15.68	$0.15000
Fourth Quarter	$28.70	$20.09	$0.15000
2014
First Quarter (through February 4, 2014)	$25.83	$18.82	$0.00000

The closing price of the underlying shares on February 4, 2014 was $18.82.

We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

February 2014	PS-8

Citigroup Inc.
Single Observation ELKS® Based on the Common Stock of Cliffs Natural Resources Inc. Due September , 2014

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities.  In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a security as a put option (the “Put Option”) written by you with respect to the underlying shares, secured by a cash deposit equal to the stated principal amount of the security (the “Deposit”).  In the opinion of our tax counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our tax counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.  Under this treatment:

•	a portion of each coupon payment made with respect to the securities will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will specify in the final pricing supplement the portion of each coupon payment that we will allocate to interest on the Deposit and to Put Premium, respectively.

Assuming the treatment of a security as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the securities.  See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities with a Term of Not More Than One Year” in the accompanying product supplement.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you with respect to the securities provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein.  In addition, the U.S. Treasury Department and the IRS have released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts.” While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  If you are a Non-U.S. Holder, you should note that if withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

While we currently do not intend to withhold on payments on the securities to Non-U.S. Holders, in light of the uncertain treatment of the securities other persons having withholding or information reporting responsibility in respect of the securities may treat some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%.  Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the securities.  We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $10.00 for each $1,000.00 security sold in this offering (or up to $2.50 per security in the case of sales to fee-based advisory accounts). The actual underwriting fee will be equal to $10.00 for each security sold by CGMI directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph.  CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a variable selling concession of up to $2.50 for each security they sell to fee-based advisory accounts. Broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisers employed by such affiliated broker-dealers will receive a fixed sales commission, of $10.00 for each security they sell.  CGMI will pay the registered representatives of CGMI a fixed sales commission of $10.00 for each security they sell directly to the public.

CGMI is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

February 2014	PS-9

Citigroup Inc.
Single Observation ELKS® Based on the Common Stock of Cliffs Natural Resources Inc. Due September , 2014

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and  “Plan of Distribution” in each of the accompanying prospectus and prospectus supplement for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We expect to hedge our obligations under the securities through CGMI or other of our affiliates.  CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines.  This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities.  For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this preliminary pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this preliminary pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models.  The range for the estimated value of the securities set forth on the cover page of this preliminary pricing supplement reflects terms of the securities that have not yet been fixed as well as uncertainty on the date of this preliminary pricing supplement about the inputs to CGMI’s proprietary pricing models on the pricing date.

For a period of approximately two months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the two-month temporary adjustment period.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

ELKS® is a registered service mark of Citigroup Global Markets Inc.

© 2014 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

February 2014	PS-10